Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, May 16, 2012

Source: Inrad Optics, Inc.

INRAD OPTICS, INC.

ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2012

NORTHVALE, NJ, May 16 – Inrad Optics, Inc. (OTCBB: INRD) has released its consolidated financial results for the three months ended March 31, 2012.

Revenues for the first quarter were $2.8 million, down 12.4% from $3.2 million in the same period last year.

Orders for the first three months were $3.0 million, up from $2.7 million last year. Order backlog increased to $5.2 million for the three months ended March 31, 2012 compared to $4.8 million for the first quarter of last year, an 8.3% increase.

Gross profit for the quarter was 26% or $740,000 down from $873,000, or 26.9% in the comparable quarter last year. The decrease in gross profit was attributable to lower product sales this quarter, the result of several delayed bookings anticipated in the fourth quarter 2011.

The Company ended the quarter with a net loss of $149,000, or a loss per share of $0.01 basic and diluted. This compares to a net profit of $35,000, or earnings per share of $0.00, basic and diluted, in the same period last year.

Net cash provided by operating activities was $595,000 primarily the result of a decrease in working capital which offset the loss in the quarter. For the comparable quarter last year, cash used by operations was $283,000, mainly reflecting the Company’s payment of $300,000 against accrued interest on convertible notes payable. Current interest of $38,000 on the convertible notes was paid in both the first quarter of 2012 and 2011, respectively. After investing and financing activities, net cash improved by $469,000 in the three months ended March 31, 2012 and the Company ended the quarter with cash and cash equivalents of $3.9 million. In the same quarter last year, net cash was down $302,000 and cash and cash equivalents at March 31, 2011 was $4.1 million.

Joe Rutherford, President and CEO of Inrad Optics, Inc. commented, “We were pleased with the improvement in sales and bookings and our return to profitability in 2011. Unfortunately, customer delays in placing orders in the fourth quarter of 2011 resulted in having a negative impact on product sales and financial results for the first quarter of 2012. Bookings in the first quarter 2012 exceeded our expectations although the timing of the orders placed and the lead time required to produce the products did not allow us to ship them in the quarter. We continue to see volatility and uncertainty in customer demand in some of the markets we serve. However, with new product developments and an increasing customer base, we are confident our business climate is continuing to improve.

Looking ahead, I am encouraged that a number of the initiatives we began earlier last year are beginning to pay-off. In particular, we have had promising results from our development of a new material for neutron detection and are aggressively pursuing additional funding in this area. In addition, our recent name change to “Inrad Optics” has been well received by our customers and delivers a more powerful branding message for our products and services.”

Inrad Optics, Inc. (formerly Photonic Products Group, Inc.) was incorporated in New Jersey in 1973. In January 2012, the Company’s Board of Directors and shareholders approved the name change to Inrad Optics, Inc. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2011. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.

INRAD OPTICS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,869,144	$3,400,205
Accounts receivable (net of allowance for doubtful accounts of $15,000 in 2012 and 2011)	1,387,155	2,052,887
Inventories, net	3,132,190	2,909,520
Other current assets	117,244	185,298
Total current assets	8,505,733	8,547,910
Plant and equipment:
Plant and equipment, at cost	15,297,910	15,172,428
Less: Accumulated depreciation and amortization	(13,770,279)	(13,629,311)
Total plant and equipment	1,527,631	1,543,117

Precious Metals	474,960	474,960
Deferred Income Taxes	408,000	408,000
Goodwill	311,572	311,572
Intangible Assets, net	496,247	515,888
Other Assets	36,556	36,556

Total Assets	$11,760,699	$11,838,003

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of other long term notes	$9,800	$9,800
Accounts payable and accrued liabilities	764,349	877,757
Customer advances	241,499	266,818
Total current liabilities	1,015,648	1,154,375

Related Party Convertible Notes Payable	2,500,000	2,500,000

Other Long Term Notes, net of current portion	323,205	325,633
Total liabilities	3,838,853	3,980,008

Commitments

Shareholders’ Equity:
Common stock: $.01 par value; 60,000,000 authorized shares; 11,868,724 shares issued at March 31, 2012 and 11,713,564 issued at December 31, 2011	118,689	117,137
Capital in excess of par value	17,931,772	17,720,514
Accumulated deficit	(10,113,665)	(9,964,706)
	7,936,796	7,872,945
Less - Common stock in treasury, at cost (4,600 shares)	(14,950)	(14,950)
Total shareholders’ equity	7,921,846	7,857,995

Total Liabilities and Shareholders’ Equity	$11,760,699	$11,838,003

INRAD OPTICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Total revenue	$2,840,681	$3,241,434

Cost and expenses:
Cost of goods sold	2,100,725	2,368,897
Selling, general and administrative expenses	854,289	809,245
	2,955,014	3,178,142

(Loss) income from operations	(114,333)	63,292

Other (expense) income:
Interest expense—net	(34,626)	(32,189)
Gain on sale of plant and equipment	—	3,626
	(34,626)	(28,563)

(Loss) income before income taxes	(148,959)	34,729

Income tax (provision) benefit	—	—

Net (loss) income	$(148,959)	$34,729

Net (loss) income per common share — basic and diluted	$(0.01)	$0.00

Weighted average shares outstanding — basic	11,734,824	11,579,606

Weighted average shares outstanding — diluted	11,734,824	11,679,990

INRAD OPTICS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities:
Net (loss) income	$(148,959)	$34,729

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	160,609	221,570
401K common stock contribution	151,775	129,998
(Gain) on sale of plant and equipment	—	(3,626)
Stock based compensation	59,685	29,898
Changes in operating assets and liabilities:
Accounts receivable	665,732	99,424
Inventories, net	(222,670)	(216,331)
Other current assets	68,054	(87,391)
Accounts payable and accrued liabilities	(113,408)	(61,046)
Customer advances	(25,319)	(130,663)
Accrued Interest on Related Party Convertible Notes Payable	—	(300,000)
Total adjustments and changes	744,458	(318,167)
Net cash provided by (used in) operating activities	595,499	(283,438)

Cash flows from investing activities:
Capital expenditures	(125,482)	(22,153)
Proceeds from sale of plant and equipment	—	6,000
Net cash (used in) investing activities	(125,482)	(16,153)

Cash flows from financing activities:
Redemption of restricted stock units	—	(370)
Proceeds from exercise of stock options	1,350	—
Principal payments of notes payable-other	(2,428)	(2,372)
Net cash (used in) financing activities	(1,078)	(2,742)

Net increase (decrease) in cash and cash equivalents	468,939	(302,333)

Cash and cash equivalents at beginning of period	3,400,205	4,365,045

Cash and cash equivalents at end of period	$3,869,144	$4,062,712

Supplemental Disclosure of Cash Flow Information:
Interest paid	$41,000	$341,000
Income taxes paid	$5,000	$—